EXHIBIT 10.8

                                          EMPLOYMENT AND OPTION AGREEMENT


         This Employment And Option Agreement (the "Agreement") is made as of November 21, 1994, by and between Community Capital Corporation, a South Carolina corporation ("Employer"), and Donna W. Robinson ("Employee").

         WHEREAS, Employer is a bank holding company; and

         WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, in accordance with the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Employment. Employer hereby agrees to employ Employee to perform the duties described in Section 3 below subject to and in accordance with the terms and conditions hereof, and Employee hereby accepts such employment.

         2. Term. The employment shall commence on the date hereof, and shall continue for an initial term of two (2) years, unless earlier terminated in accordance with Section 8 hereof.

         3.           Duties of Employee.

                       A. In accepting employment by Employer, Employee shall undertake and assume the responsibility of performing for and on behalf of Employer the duties of a Vice- President of the Employer and/or such other duties as may be assigned to Employee by Employer at any time and from time to time, including but not limited to duties of assisting Employer with the formation of a bank to be wholly owned by Employer and located in Clemson, South Carolina. Notwithstanding the forgoing, except with her written consent, Employee shall not be permanently assigned to any position of lower professional status.

                       B. During the term of this Agreement, Employee shall be a full-time employee of Employer or a wholly owned subsidiary of Employer, and shall devote her full working time and efforts to her duties hereunder. Employee shall perform all of her duties hereunder to the best of her ability and shall not, directly or indirectly, engage or participate in any activities in conflict with the best interests of Employer, and will conduct all Employee's activities in strict loyalty to Employer. Without limiting the generality of the foregoing, Employee shall not engage in any activity for compensation or pecuniary gain other than her employment hereunder and passive investing for the account of herself or members of her household.


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         4.            Compensation.  As compensation for the services to be
rendered by Employee
for Employer under this Agreement, Employee shall be compensated as follows:

                       A.       Base Salary.

                                    (1)  Until a  licensed  bank  that is wholly
owned by Employer lawfully commences business in Clemson, South Carolina, Employee shall receive from Employer an annual salary of Seventy Thousand and No/100 ($70,000) Dollars. Such salary shall be payable in pay periods as determined by the Employer, but in no event less frequently than monthly.

                                    (2) Upon the lawful commencement of business
in Clemson, South Carolina of a licensed bank that is wholly owned by Employer, Employer's obligations under Section 4(A)(1) above ceases, and Employee shall receive from Employer an annual salary of Seventy-Five Thousand and No/100 ($75,000) Dollars; provided however, the payment of such salary to Employee by Employer shall be reduced dollar for dollar by the amount of salary and/or wages, if any, paid by such bank to Employee during the initial term of this Agreement; and provided further that the amount of such Base Salary payable by such Bank pursuant to this Section 4(A)(2) is hereby guaranteed by Employer for the balance of the initial two year term of this Agreement. Such salary shall be payable in pay periods as determined by Employer or such bank, but in no event less frequently than monthly.

                       B. Dues. Employer shall pay all dues of Employee as a member of one social club and one service club, both of which shall be approved by the parties hereto. In addition, to assist with marketing of the Employer and the bank to be formed in Clemson, South Carolina, Employer or such bank shall join IPTAY, the athletic booster club of Clemson University.

                       C. Vacation. Employer shall provide Fifteen (15) business days of paid vacation time each calendar year. Such vacation days are to be taken at such time or times as Employee may reasonably request, subject to the
Employer's convenience and prior approval, which approval shall not be unreasonably withheld. Vacation time shall not cumulate year to year.

                       D. Automobile Provision. Employer shall provide Employee with the use of an automobile with a purchase price of not less than Twenty Thousand and No/100 ($20,000) Dollars.

                       E. Reimbursement For Expenses. Employer shall provide reimbursement of all pre-approved reasonable expenses incurred by Employee for the benefit of Employer in the performance of her duties hereunder.

                       F. Other Benefits. The Employer shall provide other benefits (e.g., health insurance coverage, dental insurance coverage, life insurance, disability insurance, participation in pension plans, and paid leave, etc.) reasonably comparable to, and no less favorable to Employee than, those benefits, if any, generally provided to other senior executives of Employer or any bank owned by Employer.

         Other than as set forth in Section 10 hereof, the compensation stated above is intended to be the total compensation paid to Employee.

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         5. Confidentiality and Secrecy.  Employee acknowledges that in and as a result of her employment hereunder, she will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to Employer's business, including without limitation technological
knowhow,   copyrights,   proprietary   information,   trade  secrets,   systems,
procedures, manuals, confidential reports, records, operational expertise, lists of customers and projects, the nature and type of services rendered by Employer, the equipment and methods used and preferred by Employer's customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary). As a material inducement to Employer to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that during the term of her employment hereunder, and for two (2) years after the expiration or earlier termination of her employment by Employer or an affiliate of Employer, she shall not, directly or indirectly, make use of, or disclose to any person, any confidential information of Employer or its affiliates.

         6. Covenants Against Competition. In view of the unique value to Employer of the services of Employee for which Employer has contracted hereunder, because of the confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and because Employee's employment hereunder will result in Employee's development of a unique relationship with customers, suppliers and employees, as a material inducement to Employer to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees as follows:

                       A. During Employee's employment by Employer or an affiliate of Employer, and for a period of two (2) years after the expiration or earlier termination for any reason of her employment by Employer or an affiliate of Employer, Employee shall not directly or indirectly solicit or divert employment of any employee of Employer's business or employ any person previously employed by Employer.

                       B. During Employee's employment by Employer or an affiliate of Employer, and for a period of two (2) years after the expiration or earlier termination for any reason of her employment by Employer or an affiliate of Employer, Employee shall not directly or indirectly solicit, divert or convert, or assist another person or entity to solicit, divert or convert, Employer's customers to any other company or entity providing substantially the same or competitive services or products as Employer or Employer's subsidiaries.

                       C. During Employee's employment by Employer or an affiliate of Employer, and for a period of two (2) years after the expiration or earlier termination of Employee's employment by Employer or an affiliate of Employer for any reason other than Employer's termination of Employee "without cause" pursuant to Section 8(B) hereof, Employee shall not within the geographic area specified below engage in any business or perform any services, directly or indirectly, in competition with the business of Employer or any subsidiary of Employer, or have any interest, whether as a proprietor, partner, employee, stockholder (directly or beneficially), principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise that shall so engage; except that Employee shall be permitted to own for investment purposes only, directly or beneficially, up to (but not more than) 2% in the aggregate of the stock of a competing corporation which is publicly-traded on a national stock exchange or the NASDAQ National Market System, so long as Employee is not a controlling person of, or a member of a group that controls, such corporation and Employee is not otherwise affiliated in any capacity with such corporation. The restrictions of this Section

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6(C) shall  apply  everywhere  within a 25 mile  radius of each  location  where
Employer (or any subsidiary of Employer) maintains an office or branch at any time during the term of this Agreement.

         7.            Reasonableness, Enforceability and Remedies.

                       A. Employee has carefully read and considered the provisions of Sections 5, 6, and 7, and, having done so, agrees that the restrictions set forth in these Sections, including, but not limited to, the time period of restriction and geographic limitations set forth in Section 6, are fair and reasonable and are reasonably required for the protection of the interests of Employer and its officers, directors, shareholders, employees, and affiliates.

                       B. In the event that, notwithstanding the foregoing, any of the provisions of Sections 5, 6, or 7 or any parts thereof shall be held to be invalid or unenforceable, the remaining provisions or parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included therein. In the event that any provision of Sections 5 or 6 relating to the time period and/or geographic restrictions and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or geographic restrictions and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

                       C. Employee acknowledges that the services she is to render are of a special and unusual character with a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by Employee of any of the provisions of Sections 5 or 6, Employer, in addition to and not in limitation of, any other rights, remedies, or damages available to Employer under this Agreement, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees, consulting clients, and/or any and all persons directly or indirectly acting for or with her.

                       D. Employee covenants and agrees that if she shall violate any of her covenants or agreements under Sections 5 or 6, Employer shall be entitled to: (i) an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation; (ii) recover actual damages incurred by Employer or its affiliates as a result of any such violation; (iii) any injunctive relief to which Employer is or may be entitled at law, in equity, or under this Agreement; and (iv) exercise its other rights respecting a breach of this Agreement as set forth herein. The remedies set forth herein shall not be the sole and exclusive remedies to which Employer is entitled for violation of Sections 5 or 6.

                       E. Employee's obligations under Sections 5 and 6 shall survive any termination of Employee's employment hereunder.


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         8.            Termination

                       A. For Cause By Employer. Notwithstanding any other provision hereof, Employer may terminate Employee's employment under this Agreement immediately at any time for "cause." For purposes hereof the term "cause" shall include, but not be limited to, the commission of any of the following by Employee: dishonesty; theft; unethical business conduct; indictment for a felony; indictment for a misdemeanor involving moral turpitude; drug or alcohol addiction or abuse; incompetence in the performance of material duties on behalf of Employer; violation of the terms and provisions of this Agreement; willful or recurring insubordination; failure to attempt, in good faith, to comply with reasonable instructions of Employer; material violation by Employee of any federal or state banking law, rule or regulation; causing or permitting, whether intentionally or negligently, Employer to materially violate any federal or state banking law, rule or regulation; or if Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Employer or any subsidiary of Employer by notice served under Section 8(e) of the Federal Deposit Insurance Act (12 U.S.C., Section 1818 (e)). All compensation (including without limitation the Base Salary, and all perquisites and fringe benefits) to which Employee would otherwise be entitled (for periods after the effective date of such termination) shall be discontinued and forfeited as of the effective date of such termination.

                       B. Without Cause By Employer. Employer may terminate this Agreement "without cause" upon thirty (30) days prior written notice to Employee. In the event of such termination, all compensation (including without limitation the Base Salary and any perquisites and fringe benefits, if any) to which Employee would otherwise be entitled (for periods after the effective date of the termination) shall be discontinued and forfeited as of the effective date of such termination. Notwithstanding the foregoing, in the event of such termination by Employer without cause, the following shall occur:

                                (i)  Employee  shall  be  paid a cash  lump  sum
severance payment equal to the amount of the Base Salary as defined in Section 4(A) which would be payable to Employee during the remaining initial term of this Agreement if Employee's employment hereunder was not terminated pursuant to this Section 8(B);

                                (ii) Employee  shall receive from  Employer,  at
Employer's expense, all benefits set forth in Section 4(F) until the expiration of the initial term of this Agreement; provided however, during such period should a third party provide any such benefit to Employee, Employer's obligation pursuant to this paragraph to provide the fringe benefit provide by the third party shall be reduced by the amount and to the extent such fringe benefit is provided to Employee by such third party; and

                                (iii)  Employee  shall  receive the title to the
automobile described in Section 4(D) hereof.

                       C. Termination By Employee. Employee may with or without cause terminate this Agreement upon thirty (30) days prior written notice to Employer. In the event of such termination, all compensation (including without limitation the Base Salary, and all perquisites and fringe benefits) to which Employee would otherwise be entitled (for periods after the effective date of such termination) shall be discontinued and forfeited as of the effective date of such termination. Employee's death shall be deemed termination of this Agreement pursuant to this Section 8(C).

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                       D. Disability.  In the event of the Employee's disability
during employment under this Agreement, then employment under this Agreement shall terminate. For purposes of this Agreement, except as provided hereinbelow, "disability" shall mean the inability of Employee, due to sickness or other incapacity, to perform her duties under this Agreement for a period in excess of ninety (90) substantially consecutive days. Such termination shall become effective at Employer's election upon the expiration of such ninety (90) day period of disability. Upon termination of employment under this Agreement due to Employee's disability, all compensation (including without limitation the Base Salary, and all perquisites and fringe benefits) to which Employee would otherwise be entitled (for periods after the effective date of such termination)
shall  be  discontinued   and  forfeited  as  of  the  effective  date  of  such
termination.

         9. Annual Review. On or about each anniversary date of the date of this Agreement, during the term of this Agreement, this Agreement, including the compensation provisions of Section 4, shall be reviewed by the Employer and Employee; provided, however, neither party shall have any obligation to modify this Agreement, and no amendment or other modification hereof shall be effective unless mutually agreed to by the parties in writing.

         10. Grant of Stock Option. As a material inducement to Employee to enter into this Agreement, Employer shall grant to Employee on the Granting Date (as defined hereinbelow), pursuant to that certain Incentive Stock Option Plan adopted by the Employer on May 16, 1994 (the "Plan"), a stock option to purchase pursuant to the terms of the Plan a total of Fifteen Thousand (15,000) shares of Employer's capital stock (the "Option Shares"); provided however, if on the Granting Date (as defined hereinbelow) the Employee's employment with Employer hereunder has terminated for any reason, Employer's obligation to grant such option to Employee shall be null, void and without effect. Subject to the terms and limitations set forth in this Section 10, on the Granting Date (as defined hereinbelow) the Employer and Employee shall execute and deliver an Incentive Stock Option Agreement in the form contemplated by the Plan. The purchase price per Option Share shall be equal to the price per share of the Employer's common stock sold by the Employer pursuant to that certain proposed public stock offering of approximately $4,500,000 to $7,020,000 anticipated to take place during 1995 (the "Public Offering"). For purposes hereof, the "Granting Date" shall be the date upon which the first share of Employer's common stock is sold by Employer pursuant to the Public Offering. Employee may not transfer or assign any right or interest in this proposed option in whole or in part.

         11. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, and their respective heirs, personal and legal representatives, successors, and permitted assigns.

         12. Assignment. This Agreement and any rights hereunder are personal to Employee and shall not be assigned or otherwise transferred by Employee.
Employer shall be entitled to assign this Agreement to any corporation controlled by Employer.

         13. Governing Law/Jurisdiction. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina. The parties hereby (i) agree that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court in the State of South Carolina, (ii) waives any objection which it might have now or hereafter to any such litigation, action or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submits to the jurisdiction of such courts in any such litigation, action or proceeding. For all

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purposes of this  Agreement,  the parties  hereby  further agree that service of process upon any party may be effected pursuant to United States mail.

         14. Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Term such as "hereof", "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

         15. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions. Without limiting the generality of the foregoing or of
Section 7, each provision, sub-provision, part, and sub-part of Sections 6 or 7 shall be deemed severable.

         16. Survival. Employee's obligations pursuant to Section 5 and 6 hereof shall survive the termination of this Agreement.

         17. Modifications. This Agreement can only be modified by a written agreement duly signed by authorized representatives of the parties hereto. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

         18. Waiver. Any waiver by either party of any breach or any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

         19. No Inference Against Author. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

         20. Notice. Any notice, request, approval, consent, demand or other communication hereunder shall be effective if in writing and upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or
(ii) three (3) business days after being duly deposited in the U.S. Mail, certified, return receipt requested, and addressed as follows:

                       Employee:
                                           Donna W. Robinson
                                           902 Berkeley Drive
                                           Clemson, South Carolina 29631

                       Employer:           Community Capital Corporation
                                           P.O. Box 218
                                           Greenwood, South Carolina 29648
                                           Attn:  Chairman of the Board


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The parties  hereto may change their  respective  addresses by notice in writing given to the other party this Agreement.

         21. Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements and representations between the parties with respect thereto.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement under seal to be effective as of the day and year first above written.

IN THE PRESENCE OF:                                EMPLOYEE:


                                                                          (SEAL)
   /s/ Bonnie R. Crowe                             /s/ Donna W. Robinson
Witness                                            Donna W. Robinson


   /s/ David P. Allred
Witness

                                                   EMPLOYER:

                                                   COMMUNITY CAPITAL CORPORATION

   /s/ Bonnie R. Crowe
Witness                                                                   (SEAL)
                                                   By:     /s/ W. G. Stevens
                                                      Its: President
   /s/ David P. Allred
Witness



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